Exhibit 99.1

S&P Global Completes Sale of J.D. Power to XIO Group
Announces $750 Million Accelerated Share Repurchase Transaction

NEW YORK, September 7, 2016-S&P Global (NYSE: SPGI) today announced it has completed the sale of J.D. Power to XIO Group, a global alternative investments firm.

As announced on April 15, 2016, the sale price was $1.1 billion.

J.D. Power is a global marketing information services company providing performance improvement, social media and customer satisfaction insights and solutions.

In connection with the closing, S&P Global announced that it has entered into an accelerated share repurchase (ASR) agreement with Morgan Stanley & Co. LLC to repurchase $750 million of its outstanding common stock. The final settlement of the transaction under the ASR agreement is expected to be completed no later than the first quarter of 2017. The ASR is part of the Company’s share repurchase program authorizing the repurchase of up to 50 million shares, as previously announced on December 4, 2013.

“These transactions underscore our enduring commitment to building shareholder value,” said Douglas L. Peterson, President and CEO of S&P Global.

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About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company's divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information, visit www.spglobal.com.

Investor Relations
Chip Merritt
Vice President, Investor Relations
212-438-4321
chip.merritt@spglobal.com

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(212) 438-1471
dave.guarino@spglobal.com